Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 23, 2012, with respect to the financial statements of Stellus Capital Investment Corporation contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

Houston, Texas

October 23, 2012